Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made as of this 11th day of August 2006, by and between Jodek Charitable Trust, R.A. (“Jodek”), an Israeli charitable trust, and Verticalnet, Inc. (“Verticalnet”), a Pennsylvania corporation.

WHEREAS, on or about March 8, 2000, a subsidiary of Verticalnet and Tradeum, Inc. (“Tradeum”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”), pursuant to which Tradeum would merge with and into Verticalnet’s subsidiary;

WHEREAS, pursuant to the Merger Agreement, the merger closed on March 23, 2000, and Tradeum became a subsidiary of Verticalnet;

WHEREAS, pursuant to the Merger Agreement, the shareholders of Tradeum exchanged their shares of Tradeum stock for shares of Verticalnet stock (the “Merger Shares”);

WHEREAS, Zvi Schreiber LLC (“Schreiber LLC”) and Wyoma Investments, Ltd. (“Wyoma”) were shareholders of Tradeum and, following the merger, became shareholders of Verticalnet;

WHEREAS, in connection with the Merger Agreement, Verticalnet entered into a Registration Rights Agreement with a representative of the Tradeum shareholders that, upon the shareholders’ joinder to the Registration Rights Agreement, provided the shareholders with limited rights to registration of the Merger Shares for resale in public markets;

WHEREAS, in connection with the Merger Agreement, Verticalnet and Zvi Schreiber entered into a Lock-Up Agreement pursuant to which certain Merger Shares received by Schreiber LLC and Wyoma in the merger were locked up pending the occurrence of certain time or business milestones;

WHEREAS, Verticalnet and a representative of Tradeum’s shareholders entered into an Indemnity Escrow Agreement and a Tax Indemnity Escrow Agreement (collectively, the “Escrow Agreements”) with American Stock Transfer & Trust Company (“ASTT”), as escrow agent, pursuant to which ASTT held certain Merger Shares in escrow pending the occurrence of certain events;

WHEREAS, ASTT also served as the Exchange Agent, pursuant to the Merger Agreement, and as Verticalnet’s transfer agent;

WHEREAS, in or about June 2000, Schreiber LLC and Wyoma assigned certain Merger Shares to K.F.G. Trust (2000), Ltd. (“KFG”);

WHEREAS, on or about September 19, 2004 Schreiber, as successor in interest to Schreiber LLC, and Wyoma entered into Assignment of Claims agreements with Jodek, pursuant to which Schreiber and Wyoma assigned certain claims to Jodek;

WHEREAS, Jodek filed an action (the “Action”) against Verticalnet, ASTT, James McKenzie, Mark Walsh and Douglas Alexander, docketed at No. 04-CV-04455 in the United States District Court for the Eastern District of Pennsylvania (the “Court”) asserting claims as a shareholder to effect the sale of securities issued by Verticalnet, and sought damages in excess of Eleven Million Dollars ($11,000,000) (USD);

WHEREAS, on or about January 27, 2006, the Court entered an order (the “Order”) sustaining the viability of certain of Jodek’s claims and dismissing certain other claims against Verticalnet and ASTT and dismissing all claims against McKenzie, Walsh and Alexander (collectively, the “Individual Defendants”);

WHEREAS, following the Order, Jodek’s remaining claims assert breach of contract and of UCC §§ 8-401 and 407 against Verticalnet and ASTT arising out of alleged delays in registering the Merger Shares for resale with the SEC, registering the transfer of certain Merger Shares to KFG, and releasing the Merger Shares from lock-up and escrow;

WHEREAS, Verticalnet and ASTT initially denied liability to Jodek with respect to the claims remaining in the Action after the Order;

WHEREAS, Verticalnet and ASTT have filed a third-party complaint against Schreiber and Wyoma seeking contribution and indemnity, pursuant to the Escrow Agreements;

WHEREAS, Verticalnet is an insured under that certain Directors, Officers and Corporate Liability Insurance Policy No. 14-MGU-04-A3710, effective February 11, 2004 through February 11, 2005, 12:01 AM (the “Policy”) issued by U.S. Specialty Insurance Company (the “Insurer”), which provides, inter alia, coverage for Securities Claims;

WHEREAS, Verticalnet has a self-insured retention of $500,000 (the “Retention”) under the Policy and, as of June 14, 2006, had expended approximately $380,000 of the Retention in legal fees and expenses;

WHEREAS, Verticalnet tendered the Action to the Insurer, asserting that Jodek’s claims are covered under the Policy and constitute covered Securities Claims;

WHEREAS, the Insurer has denied coverage under the Policy of the breach of contract claims and disclaimed both defense and liability coverage of the vast majority of the expenses of the Action for the UCC claims;

WHEREAS, Verticalnet and Jodek, recognizing the continued costs of litigation and the inherent risks of litigation of the damage claims asserted, conducted extensive settlement negotiations and engaged in multiple mediation sessions with United Magistrate Judge David Strawbridge over a period of many months;

WHEREAS, the Insurer was advised repeatedly of such settlement negotiations and mediations, was invited to participate, refused to contribute to any meaningful settlement, and, despite its position regarding coverage described above, objected to this settlement;

WHEREAS, as a result of the negotiations and mediations, having each assessed the likely outcome at trial, the cost of litigation, and other factors individual to each party, Verticalnet and Jodek now desire to compromise and settle their claims and defenses and resolve all claims against each other;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged hereby, and intending to be legally bound hereby, Jodek and Verticalnet agree as follows:

1. Definitions used hereinafter:

1.1	“Indemnity Covered Expenses” means all losses, expenses, costs, fees, fines, sanctions or damages Verticalnet incurs as a result of the Insurance Action, the conduct of the Insurance Action, or the actions of Jodek or counsel it chooses to represent Verticalnet in the Insurance Action.

1.2	“Insurance Action” means the legal action to be brought by Verticalnet against the Insurer to recover an amount at least equal to the Outstanding Settlement Amount for Insurance Claims against the Insurer.

1.3	“Insurance Claims” means all claims and causes of action arising under, out of or relating to, in any fashion, the Action and the Policy, including but not limited to the Insurer’s actions and inactions under the Policy; the Insurer’s denial of coverage, disclaiming of coverage or limitation of coverage under the Policy for the claims asserted in the Action; the Insurer’s refusal to cover and pay the Settlement Amount; and the Insurer’s refusal to contribute to the Settlement Amount, as well as all claims against the Insurer for bad faith, including but not limited to claims under 42 Pa.C.S. § 8371.

1.4	“Insurer Payment” means any and all amounts paid by the Insurer to Verticalnet as a result of the Insurance Action, whether by settlement, compromise, judgment, execution, or otherwise.

1.5	“Insurer Payment Event” means any payment by the Insurer to Verticalnet, and received by Verticalnet, on account of or as a result of the Insurance Action.

1.6	“Outstanding Settlement Amount” means the difference between the Settlement Amount and the Settlement Payment.

1.7	“Settlement Amount” means the sum of Five Million Five Hundred and Sixty Three Thousand Dollars ($5,563,000.00) (USD).

1.8	“Settlement Payment” means the payment of the amount of the Retention, less the amount incurred by Verticalnet in legal fees and expenses in defending the Action through the date of this Agreement.

2. Settlement Amount, Settlement Payment, Insurer Payment Event: Verticalnet and Jodek hereby agree to settle this action for the Settlement Amount which is hereby agreed to constitute Jodek’s damages and for which Verticalnet acknowledges and agrees it is liable and legally obligated to pay in accordance with the terms of this Agreement. Within ten (10) days of execution of this Agreement, Verticalnet shall deliver by wire transfer to counsel for Jodek the Settlement Payment in accordance with the written wiring instructions previously provided. If and only to the extent that there is an Insurer Payment Event, Verticalnet shall, within ten (10) days after the Insurer Payment Event, wire transfer to counsel for Jodek the same amount as the Insurer Payment in accordance with the written wiring instructions previously provided. In addition to the foregoing, Verticalnet acknowledges and agrees that the Insurer may pay all or any portion of the Insurer Payment directly to Jodek as the result of a judgment, verdict or settlement in the Insurance Action.

3. Insurance Action: Verticalnet agrees to bring the Insurance Claims in the Insurance Action and Jodek will engage counsel to represent Verticalnet in the Insurance Action and will pay all costs and expenses, including legal fees, of the Insurance Action. Counsel chosen by Jodek to represent Verticalnet in the Insurance Action shall execute an agreement in writing in a form reasonably acceptable to Verticalnet in which such counsel agrees that Jodek is solely responsible to pay to such counsel all legal fees for, and any expenses it incurs in, the Insurance Action. Jodek shall provide all instructions to counsel it engages to represent Verticalnet in the Insurance Action regarding the conduct of the Insurance Action, except with respect to Verticalnet’s confidential or privileged information or documents and scheduling matters affecting Verticalnet or its employees, officers or directors. Verticalnet will cooperate with Jodek and counsel appearing on behalf of Verticalnet to the extent reasonably necessary to pursue the Insurance Action, but shall be under no duty to waive any privileges or protections for Verticalnet information or documents from discovery. Jodek agrees to indemnify and defend Verticalnet against, and to hold Verticalnet harmless from all Indemnity Covered Expenses. Excepted from the foregoing indemnification are any and all Indemnity Covered Expenses resulting or arising out of any conduct of Verticalnet independent of actions directed by Jodek and its counsel.

4. Right to Pursue Insurance Action: If and at the first opportunity it can do so in the future without violating any contractual obligations, covenants or conditions existing as of the date hereof, Verticalnet will immediately and irrevocably assign to Jodek all of Verticalnet’s rights to the Insurance Claims and to pursue the Insurance Action, free and clear of all liens, claims and encumbrances, at which time Jodek will substitute itself as assignee of Verticalnet as a party to the Insurance Action.

5. Verticalnet Future Assignment to Jodek: If and when Verticalnet is first able to legally assign its rights under the Insurance Claims and the Insurance Action, Verticalnet shall immediately and irrevocably sell, transfer, assign, grant, and convey to Jodek free and clear of all liens or encumbrances (i) all of its rights, title and interests in, to and under the Policy to recover the Insurance Claims and all proceeds and products of the foregoing, and (ii) all of its Insurance Claims. (Collectively the “Assignment”)

6. Warranties of Verticalnet Regarding Security: Verticalnet warrants to Jodek that the only parties which have security interests in Verticalnet’s rights under the Policy, the Insurance Claims and the Insurance Action, and/or the proceeds thereof, are those identified in the August 16, 2005 Security Agreement as the “Secured Parties”.

7. Security Restriction. From the effective date of this Agreement, Verticalnet agrees that it shall not further transfer, collateralize, convey, assign, lien, or mortgage any of its rights and claims under the Policy, the Insurance Claims and the Insurance Action.

8. Conduct of the Insurance Action and Insurer Payment Event. In the event that any third persons or entities (“Third Parties”) asserts any contractual right granted by Verticalnet purporting to have priority or seniority to the rights of Jodek granted herein, the assertion of which contract rights results in some, any or all of any Insurance Payment being taken by or paid over to the Third Parties, or if the assertion of such Third Parties’ contract rights results in a payment by the Insurer directly to any of the Third Parties on any of the Insurance Claims, then Verticalnet shall after written notice thereof immediately pay an amount to Jodek equal to all such amounts taken or paid over to any Third Parties. To the extent that the assertion of any Third Party’s contract rights interferes in or impedes Jodek’s prosecution to conclusion of the Insurance Action, then Verticalnet shall after written notice thereof immediately, continuously and diligently take such steps as are necessary to return to Jodek all of the rights granted herein as to the prosecution of the Insurance Action.

9. Warranties of Verticalnet Regarding Insurance: Verticalnet warrants to Jodek that (i) the Insurer issued the Policy to Verticalnet, (ii) Verticalnet paid all premiums due under the Policy, (iii) Verticalnet has not knowingly made any statement or misstatement to the Insurer or taken any action or failed to take any action that would void the Policy, (iv) as of the date hereof, Verticalnet has not received notice that the Policy was cancelled or revoked, (v) Verticalnet believes the Policy should cover the claims asserted in the Action and the payment of the Outstanding Settlement Amount, (vii) the Insurer has denied, disclaimed or limited coverage for the Action consistent with the Insurer’s counsel’s letters of November 3, 2004 and May 5, 2006, attached hereto at Ex. A, and (viii) the Insurer has refused to contribute to the Settlement Amount or to pay the Outstanding Settlement Amount.

10. Dismissal of the Action: The parties agree to dismiss the Action with prejudice and without costs to any party. No party shall appeal the dismissal.

11. Release of Defendants: Except for those obligations arising out of this Agreement, Jodek, together with each of its predecessors, assignors, current and former parent companies, subsidiaries, and affiliates, and the current and former shareholders, members, officers, directors, predecessors, trustees, beneficiaries, advisors, partners, employees, agents, consultants, representatives and attorneys for each of the foregoing, and each of their trustees, administrators, successors, assigns, heirs, spouses and executors and anyone claiming by or through them or on their behalf (collectively, the “Jodek Releasing Parties”), hereby remise, release and forever discharge Verticalnet, ASTT, and the Individual Defendants, together with their respective current and former parent corporations, subsidiaries, and affiliates, and the current and former shareholders, officers, directors, predecessors, trustees, advisors, members, partners, employees, agents, consultants, representatives, attorneys, administrators, heirs, spouses, executors, successors and assigns of each of the foregoing (collectively, the “Defendant Released Parties”), from and against all manner of action or actions and causes of action, complaints, suits, dues, accounts, bonds, covenants, contracts, agreements, invoices, promises, guarantees, warranties, representations, liens, judgments, liabilities, obligations, damages, debts, claims or demands whatsoever, in law or in equity, that the Jodek Releasing Parties now have, ever had or may ever have against the Defendant Released Parties or any of them, singularly or in any combination, on account of, arising out of, or in connection with any thing, cause, matter, transaction, act or omission of any nature whatsoever relating to the Merger Agreement and the Action, from the beginning of time to the date of the Agreement.

12. Release of Jodek: Except for those obligations arising out of this Agreement, Verticalnet, together with each of its current and former parent companies, subsidiaries, and affiliates, and the current and former shareholders, officers, directors, predecessors, trustees, advisors, partners, employees, agents, consultants, representatives and attorneys for each of the foregoing, and each of their administrators, successors, assigns, heirs, spouses and executors and anyone claiming through them or on their behalf (collectively, the “Verticalnet Releasing Parties”), hereby remise, release and forever discharge Jodek, together with its current and former parent corporations, subsidiaries and affiliates, and the current and former shareholders, officers, directors, predecessors, assignors, trustees, advisors, members, partners, employees, agents, consultants, representatives, attorneys, administrators, successors, heirs, spouses, executors and assigns of each of the foregoing (collectively, the “Jodek Released Parties”), from and against all manner of action or actions and causes of action, complaints, suits, dues, accounts, bonds, covenants, contracts, agreements, invoices, promises, guarantees, warranties, representations, liens, judgments, liabilities, obligations, damages, debts, claims or demands whatsoever, in law or in equity, that the Verticalnet Releasing Parties now have, ever had or may ever have against the Jodek Released Parties or any of them, singularly or in any combination, on account of, arising out of, or in connection with any thing, cause, matter, transaction, act or omission of any nature whatsoever relating to the Merger Agreement and the Action, from the beginning of time to the date of the Agreement.

13. Further Release. Excluding those rights granted herein, Jodek releases any claim against Verticalnet for the Outstanding Settlement Amount and shall not seek to recover the Outstanding Settlement Amount from Verticalnet, except in each case to the extent Verticalnet receives the Insurer Payment.

14. Entire Agreement: This Agreement constitutes the entire and final understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, whether written or oral, of the parties. Each party represents and warrants to the other that it has relied on no representation or promise, written or oral, made by the other party, except as expressly set forth herein.

15. Titles and Captions: The titles and captions of the paragraphs of this Agreement are for the convenience of the parties only and shall not affect, enlarge or modify the terms or conditions of this Agreement, nor shall they be considered in any manner whatsoever in the interpretation, intent or meaning of this Agreement.

16. Binding Agreement: This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as to their respective heirs, personal representatives, successors and assigns.

17. No Assignment: No party may assign its obligations under this Agreement.

18. Written Waiver or Modification: Any party to this Agreement may waive any of the terms or conditions of this Agreement, or agree to an amendment or modification of this Agreement, only by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement. No amendment or modification of this Agreement shall be binding unless in writing and executed by the party amending or waiving such term or condition of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, whether or not similar, nor shall any waiver constitute a continuing waiver unless expressly provided therein.

19. Governing Law and Venue: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles. The parties agree that all disputes regarding or arising out of this Agreement shall be submitted exclusively to the Court or, if it lacks subject matter jurisdiction, to the Pennsylvania Court of Common Pleas for Philadelphia County.

20. Mutual Representations and Warranties: Each party represents and warrants that:

a. It is authorized to enter into this Agreement;

b. It has received the advice of counsel of its choosing in connection with the preparation and execution of this Agreement;

c. It has carefully read the terms of this Agreement and knows the contents of this Agreement;

d. It fully knows the meaning and effect of this Agreement;

e. Its entry into and execution of this Agreement is its own free and voluntary act and deed, without compulsion of any kind;

f. Except as expressly stated herein, it is not relying on any statement or representation of any person, and no inducement except as herein expressed was made to it;

g. The discovery by it, subsequent to the execution of this Agreement, of any fact(s) not heretofore known to it, or discovery that the fact(s) or law upon which it relied in executing this Agreement was not as it believed it to be, shall not constitute grounds for declaring this Agreement void, avoidable or otherwise unenforceable. This paragraph is intended by the parties to preclude any claim that any party was fraudulently induced to enter into this Agreement or was induced to enter into this Agreement by mistake of fact or law;

h. It has made such investigation as it deemed necessary or desirable of the matters contained in or relating to this Agreement and the Action; and

i. The claims that are the subject matter of the Action have not been assigned or transferred to any third party.

21. Construction and Interpretation: This Agreement has been negotiated at arms length and shall be construed as having been drafted jointly by the parties.

22. Authority: All persons signing this Agreement on behalf of an entity possess the requisite authority to bind the entity on whose behalf he or she is signing.

23. Enforceability: If any portion of this Agreement is held legally invalid or unenforceable, such event shall not render invalid or unenforceable any other portion of this Agreement and the remainder of this Agreement shall be read as though the invalid or unenforceable portion were omitted, provided that such reading shall not materially frustrate the intent of the parties, as evidenced in this Agreement. It is the intent of the parties that this Agreement be carried out to the fullest extent permitted.

24. Remedies: If either party shall breach any provision of this Agreement and the non-breaching party incurs any damages, costs or expenses, including, but not limited to, reasonable attorney’s fees and other legal expenses, to enforce the provisions of this Agreement, in addition to all other legal and equitable remedies available to the non-breaching party, the breaching party shall pay to the non-breaching party all such damages, costs or expenses incurred.

25. Counterparts: This Agreement may be executed in two counterparts and delivered by facsimile and shall be binding upon the parties hereto as if all signatures had been affixed on a single original hereof.

26. Confidentiality: Jodek and counsel engaged to represent Verticalnet in the Insurance Action shall maintain all non-public information received from Verticalnet and any other information so designated by Verticalnet as confidential and shall not disclose such information to anyone for any purpose absent the express written consent of Verticalnet. Notwithstanding any other provision of this agreement, Verticalnet shall not be required to disclose to Jodek or counsel engaged to represent Verticalnet in the Insurance Action any non-

public information and such refusal to disclosure such information shall not be deemed a breach of any duty to cooperate in the Insurance Action.

27. Entry as an Order of Court. This Settlement Agreement shall be entered as an order of Court in the Action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written above.

JODEK CHARITABLE TRUST, R.A.		VERTICALNET, INC.

By:	/s/ Neal A. Jacobs	By:	/s/ Gene S. Godick
Its:	Attorney	Its:	Executive Vice President and Chief Financial Officer

AND NOW, this 22nd day of August, 2006 it is Ordered that the parties’ attached Settlement Agreement is APPROVED and ENTERED as an order of this Court and this matter is DISMISSED WITH PREJUDICE.

/s/ Anita B. Brody
Anita B. Brody, J.